                                                                      EX99.12(C)

                                November 16, 2001


Municipal Bond Fund of North American Funds
286 Congress Street
Boston, MA  02210

SunAmerica Tax Exempt Insured Fund
of SunAmerica Income Funds
The SunAmerica Center
733 Third Avenue
Third Floor
New York, NY 10017


Ladies and Gentlemen:

     We are acting as counsel to the SunAmerica Tax Exempt Insured Fund (the "Acquiring Fund"), a separate investment portfolio of SunAmerica Income Funds, a Massachusetts business trust, in connection with the proposed transfer of the assets of the Municipal Bond Fund (the "Acquired Fund"), a separate investment portfolio of North American Funds, a Massachusetts business trust, to Acquiring Fund, in exchange for shares of Acquiring Fund (the "Corresponding Shares"), and the assumption by Acquiring Fund of Acquired Fund's liabilities, pursuant to an Agreement and Plan of Reorganization dated September 28, 2001 (the "Agreement"). The transactions contemplated by the Agreement are collectively referred to herein as the "Reorganization." All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. Unless otherwise specifically indicated, all "Section" references are to the Internal Revenue Code of 1986, as amended and currently in effect (the "Code"). In connection with the filing of the Acquiring Fund Registration Statement on Form N-14 (the "Registration Statement"), you have asked for our opinion regarding certain United States federal income tax consequences of the Reorganization.

     We have participated in the preparation of the Registration Statement relating, among other things, to the Corresponding Shares of Acquiring Fund to be offered in exchange for the assets of Acquired Fund, and containing the Prospectus and Proxy Statement relating to the Reorganization (the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the Commission thereunder. In addition, in connection with rendering the opinion expressed herein, we have examined originals or copies of such other documents, records and instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as an exhibit to the Prospectus.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement as executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

     In connection with rendering our opinion, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus and that the information in the Prospectus is true, correct and complete. We have relied on the representations made by Acquiring Fund and Acquired Fund in a letter dated November 16, 2001, and we have assumed that such representations are true, correct and complete and will continue to be true, correct and complete.

     Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Code, the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, we are of the opinion that the Reorganization will constitute a reorganization within the meaning of Section 368(a), and that:

     1. Acquiring Fund and Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b);

     2. In accordance with Sections 357 and 361, no gain or loss will be recognized by the Acquired Fund as a result of the Assets transferred solely in return for the Corresponding Shares and the assumption by the Acquiring Fund of the Assumed Liabilities or on the distribution (whether actual or constructive) of the Corresponding Shares to the Acquired Fund shareholders as provided for the Agreement;

     3. In accordance with Section 1032, no gain or loss will be recognized to the Acquiring Fund on the receipt of the Assets in return for the Corresponding Shares and the assumption by the Acquiring Fund of the Assumed Liabilities as provided for in the Agreement;

     4. In accordance with Section 362(b), the tax basis of the Assets in the hands of the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Acquired Fund immediately prior to the consummation of the Reorganization;

     5. In accordance with Section 1223, the Acquiring Fund's holding period with respect to the Assets acquired by it will include the period for which such Assets were held by the Acquired Fund;

     6. In accordance with Section 354(a)(1), no gain or loss will be recognized to the shareholders of the Acquired Fund on the receipt (whether actual or constructive) of Corresponding Shares in exchange for their shares of the Acquired Fund;

     7. In accordance with Section 358, immediately after the Reorganization, the tax basis of the Corresponding Shares received (whether actually or constructively) by the shareholders of the Acquired Fund in the Reorganization will be equal, in the aggregate, to the tax basis of the shares of the Acquired Fund surrendered in return therefor;

     8. In accordance with Section 1223, a shareholder's holding period for the Corresponding Shares will be determined by including the period for which such shareholder held the shares of the Acquired Fund exchanged therefor, provided that the Acquired Fund shares were held as a capital asset at the time of the exchange; and

     9. The taxable year of Acquired Fund will end on the effective date of the Reorganization, and, pursuant to Section 381(a) and the regulations thereunder, Acquiring Fund will succeed to and take into account, subject to applicable limitations, certain tax attributes of Acquired Fund, such as earnings and profits and capital loss carryovers.

     No opinion is expressed as to any other matter, including the accuracy of the representations or the reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so. Our opinion is not binding upon the Internal Revenue Service or a court and will not preclude the Internal Revenue Service or a court from adopting a contrary conclusion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

     Very truly yours,


/s/ Shearman & Sterling







RJB/DJ/JG